Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated March 27, 2025, relating to the consolidated financial statements of SpringBig Holdings, Inc. and its subsidiaries as of December 31, 2024 and for the year then ended, appearing in SpringBig Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2024.  We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

August 29, 2025